Exhibit 99.1
SXC HEALTH SOLUTIONS ANNOUNCES SECOND
QUARTER FINANCIAL RESULTS
SXC posts record results and revises guidance upward
Lisle, Illinois, August 5, 2010 — SXC Health Solutions Corp. (“SXC” or the “Company”) (NASDAQ: SXCI, TSX: SXC), announces its financial results for the three-month and six-month periods ended June 30, 2010. Financial references are in U.S. dollars unless otherwise indicated.
Q2 2010 Highlights
•	Revenue grew 49% on a year over year basis to $479.4 million, compared to $320.8 million in Q2 2009

•	Gross profit was $53.7 million, compared to $47.2 million in Q2 2009

•	Adjusted EBITDA [1] was $31.5 million, compared to $23.7 million in Q2 2009

•	GAAP net income increased to $17.1 million, or $0.55 per share (fully-diluted), compared to $12.0 million, or $0.47 per share (fully-diluted), in Q2 2009

•	Non-GAAP adjusted earnings per share [1] (diluted) was $0.58, which excludes the NMHC transaction-related amortization, compared to $0.53 in Q2 2009

•	Cash from operations was $39.5 million, compared to $19.8 million in Q2 2009

•	Adjusted prescription claim volume[1] for the PBM segment was 11.8 million, compared to 8.9 million in Q2 2009

•	Transaction processing volume for the HCIT segment was 99.6 million, compared to 98.8 million in Q2 2009

•	Mail order penetration was 11.5%, compared to 8% in Q2 2009

•	Successfully converted another HCIT client to PBM services in the quarter

•	Completed development and testing of software to support the National Council for Prescription Drug Programs (NCPDP) version D.0 of the NCPDP Telecommunication Standard, well ahead of the January 1, 2011 compliance date
“We have carried the positive momentum from 2009 into 2010 as evidenced by our significant growth in revenue, adjusted EBITDA and net income. Our implementation of the HealthSpring Inc. contract is on schedule and during Q2 we began to ramp up activity with the speciality pharmaceuticals portion of that agreement,” said Mark Thierer, President and CEO of SXC. “We have a robust pipeline of new sales opportunities which over the next few months will reach the decision-making phase. In addition to these new contract opportunities, we continue to focus on existing client retention, HCIT to PBM conversions and cross-selling opportunities to drive organic growth within our business.”

Financial Review
SXC evaluates segment performance based on revenue and gross profit. A reconciliation of the Company’s PBM and HCIT business segments to the consolidated financial statements for the three-month and six-month periods ended June 30, 2010 and 2009 is as follows:
Three months ended June 30, (unaudited, in thousands)

	PBM		HCIT		Consolidated
	2010	2009	2010	2009	2010	2009
Revenue	$451,295	$293,906	$28,151	$26,923	$479,446	$320,829
Cost of revenue	412,681	259,376	13,026	14,242	425,707	273,618

Gross profit	$38,614	$34,530	$15,125	$12,681	$53,739	$47,211
Gross profit %	8.6%	11.7%	53.7%	47.1%	11.2%	14.7%
Six months ended June 30, (unaudited, in thousands)

	PBM		HCIT		Consolidated
	2010	2009	2010	2009	2010	2009
Revenue	$878,797	$561,686	$52,797	$50,103	$931,594	$611,789
Cost of revenue	801,847	498,374	25,780	27,020	827,627	525,394

Gross profit	$76,950	$63,312	$27,017	$23,083	$103,967	$86,395
Gross profit %	8.8%	11.3%	51.2%	46.1%	11.2%	14.1%
Revenue
Q2 2010 PBM revenue was $451.3 million, compared to $293.9 million for Q2 2009. PBM revenue for the year-to-date (YTD) period was $878.8 million, compared to $561.7 million in the prior period. The increase in revenue is primarily due to new customer starts as of January 1, 2010. Revenues have also increased as compared to the same period in 2009 due to an increase in PBM services sold to several HCIT customers during 2010 and the second half of 2009.
Q2 2010 HCIT revenue was $28.2 million, compared to $26.9 million for Q2 2009. For the YTD period, HCIT revenue was $52.8 million, compared to $50.1 million in the prior period. HCIT revenue grew in the quarter due to approximately $3 million related to performance awards earned in the quarter which are not expected to recur during the remainder of 2010.
Gross Profit
Gross profit for Q2 2010 increased $6.5 million to $53.7 million, compared to $47.2 million in Q2 2009. For the YTD period, gross profit increased $17.6 million to $104.0 million, compared to $86.4 million in the prior period. The year over year increase in gross profit during the Q2 and YTD periods, respectively, was primarily due to increased margins earned from incremental PBM revenues and the $3 million performance award in the HCIT segment earned in Q2 2010. Gross margin as a percentage of revenue was 11.2% for Q2 2010, compared to 14.7% in the prior period. The lower percentage is due to increases in PBM revenues which carry a lower margin percentage as compared to HCIT revenues.

Product Development Costs
Product development costs remained constant, with $3.0 million recorded in each of the Q2 2010 and Q2 2009 periods. Product development costs for the YTD period were $6.1 million, compared to $6.2 million in the prior period. Product development remains a key priority for SXC as the Company seeks to develop enhancements to existing products and launch new offerings.
Selling, General and Administration (“SG&A”) Costs
SG&A costs for Q2 2010 were $21.5 million, compared to $21.9 million in Q2 2009. SG&A costs for the YTD period were $42.8 million, compared to $42.7 million in the prior period. The Company is focused on controlling costs and it was able to decrease SG&A costs on a year-over-year basis, despite increased costs attributable to stock-based compensation. The increase in stock-based compensation expense is mainly attributable to the increase in the value of SXC’s common shares since the prior year periods.
Adjusted EBITDA1
Q2 2010 adjusted EBITDA was $31.5 million, compared to $23.7 million in Q2 2009. Adjusted EBITDA for the YTD period was $59.2 million, compared to $40.0 million in the prior period. The year-over-year growth in adjusted EBITDA was due primarily to new contract wins, HCIT to PBM conversions, as well as improved purchasing efficiencies on prescription drugs.
Income Taxes
The Company recognized income tax expense of $8.4 million in Q2 2010, representing an effective tax rate of 32.8%, compared to an income tax expense of $5.2 million in Q2 2009, representing an effective tax rate of 30.3%. Income tax expense for the YTD period was $15.5 million, representing an effective tax rate of 32.7%, compared to an income tax expense of $8.1 million in the prior period, representing an effective tax rate of 29.1%. The change in the effective tax rate is due primarily to higher earnings in 2010.
Net Income
The Company reported Q2 2010 net income of $17.1 million, or $0.55 per share (fully-diluted), compared to $12.0 million, or $0.47 per share (fully-diluted), in Q2 2009. Net income for the YTD period was $31.9 million, or $1.02 per share (fully-diluted), which also included $4.0 million of intangible asset amortization, compared to net income in the prior period of $19.7 million, or $0.79 per share (fully-diluted), which included $5.2 million of intangible asset amortization.
Cash from Operations
SXC continues to generate strong cash from operations. For Q2 2010, the Company generated $39.5 million of cash from operations, compared to $19.8 million during Q2 2009. The Company’s quarterly cash flows can be impacted by the timing of pharmacy benefit claim payments and rebate payments it receives. For the YTD period, SXC generated cash from operations of $36.8 million, compared to $31.7 million in the prior period.
At June 30, 2010 and December 31, 2009, SXC had cash and cash equivalents totalling $352.6 million and $304.4 million, respectively. The Company believes that its cash on hand, together with cash generated from operating activities will be sufficient to support planned operations through the foreseeable future.
2010 Full Year Financial Guidance
With today’s announcement, SXC is revising certain of its 2010 full year financial targets:
•	Revenue of $1.9 to $2.0 billion, remains unchanged

•	Gross profit of $202 to $210 million versus prior estimate of $198 to $208 million

•	Adjusted EBITDA of $115 to $117 million versus prior estimate of $111 to $115 million

•	Fully-diluted GAAP EPS (including all transaction-related amortization) of $1.96 to $2.00 versus prior estimate of $1.84 to $1.92

•	Fully-diluted Non-GAAP adjusted EPS[1] (excluding the NMHC transaction-related amortization) of $2.09 to $2.13 versus prior estimate of $1.96 to $2.05
Notice of Conference Call
SXC will host a conference call on Thursday, August 5, 2010 at 8:30 a.m. ET to discuss its financial results. Mark Thierer, President and CEO, and Jeff Park, EVP and CFO will co-chair the call. All interested parties can join the call by dialing 1-888-231-8191 or 647-427-7450. Please dial in 15 minutes prior to the call to secure a line. The conference call will be archived for replay until Thursday, August 12, 2010 at midnight. To access the archived conference call, please dial 1-800-642-1687 or 416-849-0833 and enter the reservation code 87826680 followed by the number sign.
A live audio webcast of the conference call will be available www.sxc.com and www.newswire.ca. Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast. An archived replay of the webcast will be available for 365 days.
1Non-GAAP Financial Measures
SXC reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). SXC’s management also evaluates and makes operating decisions using various other measures. Two such measures are adjusted Earnings Per Share (“EPS”) and adjusted EBITDA, which are non-GAAP financial measures. SXC’s management believes that these measures provide useful supplemental information regarding the performance of SXC’s business operations.
Adjusted EPS is a non-GAAP measure which takes EPS and adds back the impact of amortization expense related to the acquisition completed in Q2 2008 of NMHC, net of tax. Acquisition-related amortization expense is a non-cash expense arising from the acquisition of intangible assets in connection with the acquisition. SXC excludes acquisition-related amortization expense from non-GAAP adjusted EPS because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of SXC business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributes to revenue in the period presented as well as future periods and should also note that such expense will recur in future periods. The 2010 guidance of adjusted EPS was computed by taking the Company’s GAAP EPS guidance and adding back the expected impact of acquisition-related amortization expense, net of tax.

Adjusted EBITDA is a non-GAAP measure that management believes is a useful supplemental measure of operating performance prior to net interest income (expense), income taxes, depreciation, amortization and stock-based compensation. Management believes it is useful to exclude depreciation, amortization and net interest income (expense) as these are essentially fixed amounts that cannot be influenced by management in the short term. In addition, management believes it is useful to exclude stock-based compensation as this is not a cash expense.
The 2010 full year guidance of adjusted EBITDA was computed by taking the Company’s earnings before interest, taxes, depreciation and amortization as well as estimated stock compensation expense of $6.0 million. Adjusted EPS was computed by taking the Company’s GAAP EPS (fully-diluted) guidance and adding back the expected impact of NMHC acquisition related amortization expense totaling $4.0 million (net of an estimated 33.5% tax rate).
Adjusted prescription volume equals SXC’s Mail Service prescriptions multiplied by three, plus its retail and specialty prescriptions. The Mail Service prescriptions are multiplied by three to adjust for the fact that they typically include approximately three times the amount of product days supplied compared with retail prescriptions.
Management believes that adjusted EPS, adjusted EBITDA and adjusted prescription volume provide useful supplemental information to management and investors regarding the performance of the Company’s business operations and facilitate comparisons to its historical operating results. Management also uses this information internally for forecasting and budgeting as it believes that the measures are indicative of the Company’s core operating results. Note however, that these items are performance measures only, and do not provide any measure of the Company’s cash flow or liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliation of adjusted EPS and adjusted EBITDA.
Adjusted EPS and adjusted EBITDA do not have standardized meanings prescribed by GAAP. The Company’s method of calculating these items may differ from the methods used by other companies and, accordingly, it may not be comparable to similarly titled measures used by other companies. A reconciliation of adjusted EBITDA to net income and adjusted net income to net income is shown below (in thousands, except per share data):

	For the three months ended		For the six months ended
	June 30,		June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Adjusted EBITDA	$31,458	$23,657	$59,178	$39,988
Amortization of Intangible Assets	(1,978)	(2,415)	(3,973)	(5,240)
Depreciation of Property & Equipment	(2,146)	(1,968)	(4,235)	(3,944)
Stock-Based Compensation	(1,617)	(817)	(2,881)	(1,430)
Other (Expense) income, net	(60)	(283)	(259)	42
Net Interest Expense	(143)	(979)	(388)	(1,689)
Income Tax (Expense)	(8,369)	(5,218)	(15,505)	(8,068)

Net Income	$17,145	$11,977	$31,937	$19,659

	For the three months ended		For the six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Non-GAAP Adjusted EPS	(unaudited)		(unaudited)
Net Income	$17,145	$11,977	$31,937	$19,659
Amortization of NMHC Intangibles (Net of Taxes)	1,007	1,320	2,016	2,996

Adjusted Net-Income	$18,152	$13,297	$33,953	$22,655

Adjusted EPS (diluted)	$0.58	$0.53	$1.09	$0.91
About SXC Health Solutions Corp.
SXC Health Solutions Corp. is a leading provider of pharmacy benefit management services and healthcare information technology solutions to the healthcare benefits management industry. As the industry’s “Technology-Enabled PBM”™, SXC’s product offerings and solutions combine a wide range of advanced PBM services, software applications, application service provider processing services, and professional services to help healthcare organizations reduce the cost of prescription drugs and deliver better healthcare to their members. SXC serves many of the largest organizations in the pharmaceutical supply chain, such as health plans; employers; Federal, provincial, and state governments; institutional pharmacies; pharmacy benefit managers; and retail pharmacy chains. SXC is headquartered in Lisle, Illinois with multiple locations in North America. Learn more at www.sxc.com.

Forward-Looking Statements
Certain statements included herein, including those that express management’s expectations or estimates of our future performance, constitute “forward-looking statements” within the meaning of applicable securities laws. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies. We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause our actual financial results, performance, or achievements to be materially different from our estimated future results, performance or achievements expressed or implied by those forward-looking statements. Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, our ability to achieve increased market acceptance for our product offerings and penetrate new markets; consolidation in the healthcare industry; the existence of undetected errors or similar problems in our software products; our ability to identify and complete acquisitions, manage our growth and integrate acquisitions; our ability to compete successfully; potential liability for the use of incorrect or incomplete data; the length of the sales cycle for our healthcare software solutions; interruption of our operations due to outside sources; our dependence on key customers; maintaining our intellectual property rights and litigation involving intellectual property rights; our ability to obtain, use or successfully integrate third-party licensed technology; compliance with existing laws, regulations and industry initiatives and future change in laws or regulations in the healthcare industry; breach of our security by third parties; our dependence on the expertise of our key personnel; our access to sufficient capital to fund our future requirements; and potential write-offs of goodwill or other intangible assets. This list is not exhaustive of the factors that may affect any of our forward-looking statements. Other factors that should be considered are discussed from time to time in SXC’s filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2009 Annual Report on Form 10-K and subsequent Form 10-Qs, which are available at www.sec.gov. Investors are cautioned not to put undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements attributable to SXC or persons acting on our behalf are expressly qualified in their entirety by this notice. We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.
Certain of the assumptions made in preparing forward-looking information and management’s expectations include: maintenance of our existing customers and contracts, our ability to market our products successfully to anticipated customers, the impact of increasing competition, the growth of prescription drug utilization rates at predicted levels, the retention of our key personnel, our customers continuing to process transactions at historical levels, that our systems will not be interrupted for any significant period of time, that our products will perform free of major errors, our ability to obtain financing on acceptable terms and that there will be no significant changes in the regulation of our business.
For more information, please contact:

Jeff Park Chief Financial Officer SXC Health Solutions, Inc. Tel: (630) 577-3100 investors@sxc.com	Dave Mason Investor Relations — Canada The Equicom Group Inc. (416) 815-0700 ext. 237 dmason@equicomgroup.com	Susan Noonan Investor Relations — U.S. S.A. Noonan Communications, LLC (212) 966-3650 susan@sanoonan.com

SXC HEALTH SOLUTIONS CORP.
Consolidated Balance Sheets
(in thousands, except share data)

	June 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$352,624	$304,370
Restricted cash	14,321	14,169
Short term investments	—	4,639
Accounts receivable, net of allowance for doubtful accounts of $3,363 (2009 — $2,871)	103,938	97,330
Rebates receivable	34,931	17,630
Prepaid expenses and other assets	6,053	4,483
Inventory	8,228	7,451
Deferred income taxes	6,358	9,875

Total current assets	526,453	459,947

Property and equipment, net of accumulated depreciation of $31,655 (2009 — $27,421)	19,171	19,880
Goodwill	141,787	141,787
Other intangible assets, net of accumulated amortization of $27,804 (2009 — $23,831)	33,601	37,574
Deferred income taxes	1,294	1,641
Other assets	252	1,251

Total assets	$722,558	$662,080

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$8,227	$9,916
Customer deposits	15,372	14,832
Salaries and wages payable	9,343	12,349
Accrued liabilities	23,792	30,786
Pharmacy benefit management rebates payable	59,570	46,606
Pharmacy benefit claim payments payable	72,915	61,669
Deferred revenue	10,435	7,304

Total current liabilities	199,654	183,462
Deferred income taxes	13,676	13,597
Deferred lease inducements	2,511	2,748
Deferred rent	1,336	1,337
Other liabilities	1,753	2,442

Total liabilities	218,930	203,586
Shareholders’ equity
Common shares: no par value, unlimited shares authorized; 30,402,790 shares issued and outstanding at June 30, 2010 (December 31, 2009 - 30,057,281 shares)	369,869	361,530
Additional paid-in capital	20,010	15,153
Retained earnings	113,749	81,812
Accumulated other comprehensive loss	—	(1)

Total shareholders’ equity	503,628	458,494

Total liabilities and shareholders’ equity	$722,558	$662,080

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenue:
PBM	$451,295	$293,906	$878,797	$561,686
HCIT	28,151	26,923	52,797	50,103

Total revenue	479,446	320,829	931,594	611,789

Cost of revenue:
PBM	412,681	259,376	801,847	498,374
HCIT	13,026	14,242	25,780	27,020

Total cost of revenue	425,707	273,618	827,627	525,394

Gross profit	53,739	47,211	103,967	86,395
Expenses:
Product development costs	3,021	3,027	6,094	6,190
Selling, general and administrative	21,486	21,907	42,792	42,704
Depreciation of property and equipment	1,537	1,405	3,019	2,887
Amortization of intangible assets	1,978	2,415	3,973	5,240

	28,022	28,754	55,878	57,021

Operating income	25,717	18,457	48,089	29,374

Interest income	(175)	(225)	(324)	(471)
Interest expense	318	1,204	712	2,160

Net interest expense	143	979	388	1,689

Other expense (income), net	60	283	259	(42)

Income before income taxes	25,514	17,195	47,442	27,727
Income tax expense:
Current	7,209	4,403	12,738	6,604
Deferred	1,160	815	2,767	1,464

	8,369	5,218	15,505	8,068

Net income	$17,145	$11,977	$31,937	$19,659

Earnings per share:
Basic	$0.56	$0.49	$1.06	$0.81
Diluted	$0.55	$0.47	$1.02	$0.79

Weighted average number of shares used in computing earnings per share:
Basic	30,346,466	24,638,986	30,220,682	24,417,241
Diluted	31,389,017	25,270,639	31,200,704	25,001,382

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$17,145	$11,977	$31,937	$19,659
Items not involving cash:
Stock-based compensation	1,617	817	2,881	1,430
Depreciation of property and equipment	2,146	1,968	4,235	3,944
Amortization of intangible assets	1,978	2,415	3,973	5,240
Deferred lease inducements and rent	(117)	(324)	(238)	(369)
Deferred income taxes	1,160	815	2,767	1,464
Tax benefit on option exercises	(1,506)	(544)	(5,588)	(2,106)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	4,664	3,489	(6,624)	(374)
Rebates receivable	(2,801)	1,375	(17,301)	7,074
Restricted cash	(16)	(507)	(152)	(1,637)
Prepaid expenses and other assets	(1,412)	(743)	(1,571)	(1,164)
Inventory	11	(60)	(1,122)	597
Income tax recoverable	3,462	2,150	7,108	2,238
Accounts payable	698	1,282	(1,685)	84
Accrued liabilities	38	2,601	(10,696)	(6,016)
Pharmacy benefit claim payments payable	8,909	(9,951)	11,246	(9,466)
Pharmacy benefit management rebates payable	967	6,989	12,964	9,530
Deferred revenue	1,719	(2,775)	3,107	472
Customer deposits	(111)	(1,402)	540	772
Other	917	266	1,020	308

Net cash provided by operating activities	39,468	19,838	36,801	31,680

Cash flows from investing activities:
Purchases of property and equipment	(2,556)	(2,457)	(3,526)	(5,746)
Sales of short term investments	—	—	6,828	—
Purchases of short term investments	—	—	(2,208)	—
Acquisitions, net of cash acquired	—	(1,996)	—	(2,176)

Net cash provided (used) by investing activities	(2,556)	(4,453)	1,094	(7,922)

Cash flows from financing activities:
Proceeds from exercise of options	960	2,003	4,727	4,349
Tax benefit on option exercises	1,506	544	5,588	2,106
Repayment of long-term debt	—	(1,200)	—	(1,320)

Net cash provided by financing activities	2,466	1,347	10,315	5,135

Effect of foreign exchange on cash balances	5	(68)	44	26

Increase in cash and cash equivalents	39,383	16,664	48,254	28,919

Cash and cash equivalents, beginning of period	313,241	79,970	304,370	67,715

Cash and cash equivalents, end of period	$352,624	$96,634	$352,624	$96,634